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                                  EXHIBIT 11.1
                               HOENIG GROUP INC.
                       COMPUTATION OF PER SHARE EARNINGS
                                  (UNAUDITED)
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                                                                              Three Months Ended
                                                                              -------------------
                                                                  3/31/98                            3/31/97
                                                                  -------                            -------
                                                           Basic             Diluted         Basic              Diluted
                                                           -----             -------         -----              -------
EARNINGS:
Net Income                                                $989,857          $989,857       $  873,755          $873,755
                                                          ========          ========       ==========           =======

NUMBER OF SHARES:
Weighted average of shares outstanding                   9,139,022         9,139,022        9,545,644         9,545,644
Additional shares assuming conversion
  of outstanding options and warrants                        N/A             433,820          N/A               328,680
                                                        ----------           -------      -----------           -------
Average shares and equivalents outstanding               9,139,022         9,572,842        9,545,644         9,874,324
                                                         =========         =========        =========         =========
Earnings per share                                   $         .11      $        .10    $         .09      $        .09
                                                     =============      ============    =============      ============
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